Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
January 28, 2015	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2015 First Quarter Results and Updates Financial Outlook Through June 30, 2015

St. Louis —January 28, 2015—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2014. The Company reported adjusted net earnings per diluted share of $2.07, down 1.4% compared to the prior year first fiscal quarter and net earnings per diluted share of $1.69, down 1.2% as compared to the prior year first fiscal quarter.

First Fiscal Quarter Highlights (Unaudited)
Following is a summary of key first fiscal quarter 2015 results. All comparisons are with the first fiscal quarter 2014, unless otherwise stated.

•	Net sales of $1,038.4 million, decreased 6.8% (down 4.7% on an organic basis) (b)

•	Gross Margin increased 120 basis points

•	A&P spending increased $4.1 million, or 90 basis points as a percent of net sales

•
SG&A as a percent of net sales (exclusive of spin costs, restructuring related charges and integration expenses) decreased 60 basis points. SG&A as a percent of net sales (on a reported basis) increased 270 basis points

•	Adjusted net earnings per diluted share of $2.07, down 1.4% (a)

•	Net earnings per diluted share of $1.69, down 1.2%

(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

"First quarter adjusted net earnings per diluted share were in-line with our expectations despite significant currency headwinds," said Ward M. Klein, Chief Executive Officer. "We expect net sales trends to improve over the next six months as category performance has improved in Personal Care and Household Products gained share in the U.S. and globally. Additionally, both segments will launch new, innovative products in our second fiscal quarter."
 Mr. Klein continued, "Through the next six months, the organization is focused on delivering our fiscal 2015 financial plan and completing the important work of separating the businesses. Our colleagues have remained committed and have made significant progress on preparing the company for separation, and we are in the process of finalizing several key decisions that will position both businesses for future success as stand-alone companies."

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$105.1	$107.9	$1.69	$1.71
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs, net	(1.1)	17.5	(0.02)	0.27
Spin restructuring	1.8	—	0.03	—
Spin costs	25.8	—	0.41	—
Feminine care acquisition/integration costs	—	3.1	—	0.06
Acquisition inventory valuation	—	4.0	—	0.06
Other realignment/integration	0.3	0.1	—	—
Adjustment to prior years' tax accruals	(2.6)	—	(0.04)	—
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$129.3	$132.6	$2.07	$2.10
Weighted average shares - Diluted			62.4	63.1

Energizer reported first fiscal quarter net earnings of $105.1 million, or $1.69 per diluted share. This compares to net earnings of $107.9 million, or $1.71 per diluted share in the prior year quarter. First fiscal quarter results reflect the impacts of significant weakening in foreign currency rates versus the U.S. dollar, organic top-line declines and increased A&P investments that were partially offset by continued margin rate improvement, accretion from the feminine care brands acquisition and a favorable effective tax rate versus the prior fiscal year. In addition, the following one-time or unusual items are included within the first fiscal quarter reported results:

•
$11.0 million of pre-tax restructuring related income driven by the gain on sale of our Asia battery packaging facility(included in the 2013 restructuring line on the Statement of Earnings (Condensed);

•
$10.7 million of pre-tax restructuring related charges associated with our 2013 restructuring project, including certain information technology enablement costs associated with the restructuring activities ($10.5 million included in the 2013 restructuring line and $0.2 million included in SG&A on the Statement of Earnings (Condensed));

•
$43.6 million of pre-tax spin costs and spin restructuring charges ($40.8 million included in SG&A and $2.8 million reported on the Spin restructuring line on the Statement of Earnings (Condensed)); and

•	$0.4 million of pre-tax acquisition/integration related expenses ($0.3 million included in SG&A and $0.1 million included in Cost of products sold on the Statement of Earnings (Condensed)).
Adjusted net earnings per diluted share were $2.07 for the first fiscal quarter as compared to $2.10 in the prior year quarter.

Net Sales - Total Company (In millions - Unaudited)
Quarter Ended December 31, 2014

	Q1	%Chg
Net Sales - FY'14	$1,113.9
Organic	(52.3)	(4.7)%
Impact of currency	(44.6)	(4.0)%
Incremental impact of acquisition	21.4	1.9%
Net Sales - FY'15	$1,038.4	(6.8)%

Net sales for the first fiscal quarter decreased 6.8% as compared to the prior year including a decrease of 4.0% due to an unfavorable movement in foreign currency rates and an increase of 1.9% due to the incremental impact of sales from the feminine care acquisition. Exclusive of the impact of unfavorable currency movements and the incremental impact of acquisitions, net sales decreased 4.7% versus the prior year fiscal quarter due to declines across both operating segments.
Gross margin for the first fiscal quarter increased 120 basis points to 47.1%. The increase in gross margin was primarily due to savings from the 2013 restructuring project and lower commodity costs.
Advertising and sales promotion expense was $85.1 million in the first fiscal quarter, or 8.2% of net sales. This represents an increase of $4.1 million, or 90 basis points as a percent of net sales, versus the prior year quarter. Spending was increased in the Personal Care segment in support of advertising and promotional programs and the feminine care brands acquisition.
Selling, general, and administrative expense was $218.3 million in the first fiscal quarter, or 21.0% of net sales, compared to $203.5 million, or 18.3% of net sales, in the prior year quarter. Included within the current quarter results were pre-tax costs of $40.8 million related to the spin-off transaction, $0.2 million of information technology enablement costs (recorded within SG&A, but are considered part of the overall 2013 restructuring project) and $0.3 million of acquisition/integration costs. Excluding the year-over-year impact of these items, SG&A as a percent of net sales decreased 60 basis points compared to prior year levels.
Interest expense was $28.7 million for the first fiscal quarter as compared to $31.2 million in the prior fiscal year quarter as a result of a lower average interest rate on outstanding debt.
Other financing income was $3.4 million for the first fiscal quarter primarily reflecting the net impact of foreign currency hedging contract gains partially offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to $2.0 million income in the prior fiscal year quarter.
The effective tax rate in the first fiscal quarter was 22.8% as compared to 28.9% in the prior year quarter. This quarter's rate was favorably impacted by restructuring and spin-off costs incurred primarily in tax jurisdictions with higher statutory tax rates, which positively impacts the effective tax rate.
Excluding the tax impact of the GAAP to non-GAAP reconciling items detailed in the table above and certain prior year tax adjustments, the first fiscal quarter effective tax rate was 28.0% as compared to 29.5% in the prior fiscal year quarter.
Average (trailing 4 quarter) working capital as a percent of sales was 15.2% versus 15.0% as of September 30, 2014. The Company continues to make improvements within Days Payable Outstanding. However, Days in Inventory increased primarily due to post-restructuring Household Products manufacturing footprint changes, temporary inventory builds as a result of on-going Personal Care footprint changes and increased inventory levels ahead of our second fiscal quarter new product launch.
Capital spending in the quarter was approximately $15 million, a decrease of $5 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $29 million in the first fiscal quarter and equal to the prior year quarter. The charges for accelerated depreciation are included in the 2013 restructuring line on the Statement of Earnings (Condensed).

Dividend payments in the quarter were approximately $31 million, or $0.50 per share, equal to the prior fiscal year quarter.

Key Segment Results (Unaudited)
Following is a summary of key first fiscal quarter results by reportable segment. All comparisons are with the first quarter of fiscal 2014 unless otherwise stated.
Personal Care

•	Net sales down 2.4%

•	Organic net sales down 2.5%

•	Segment profit of $116.2 million, down 10.8%. Excluding the impacts of currency movements and the incremental benefit from the feminine care brands acquisition, segment profit declined 6.7%

•	Incremental net sales and segment profit from the October 2013 feminine care brands acquisition totaled $21.4 million and $4.5 million, respectively, excluding acquisition/integration related costs

Net Sales - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2014

	Q1	%Chg
Net Sales - FY'14	$550.2
Organic	(13.6)	(2.5)%
Impact of currency	(20.9)	(3.8)%
Incremental impact of acquisition	21.4	3.9%
Net Sales - FY'15	$537.1	(2.4)%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2014

	Q1	%Chg
Segment Profit - FY'14	$130.3
Operations	(8.7)	(6.7)%
Impact of currency	(9.9)	(7.6)%
Incremental impact of acquisition	4.5	3.5%
Segment Profit - FY'15	$116.2	(10.8)%

Organic net sales in the first fiscal quarter decreased 2.5% due to lower volumes across Feminine Care, Wet Shave and Infant Care products, partially offset by improved price/mix in Wet Shave. Despite improved performance in many of our U.S. personal care categories, we experienced share declines driven by increased levels of competition.
Segment profit in the first fiscal quarter decreased approximately $14 million, inclusive of the negative impact of currency movements and the incremental impact of the feminine care brands acquisition. Excluding the impact of the unfavorable movement in currencies and the incremental impact of the feminine care brands acquisition, segment profit decreased $8.7 million driven by increased A&P spending.

Household Products

•	Net sales down 11.1%

•	Organic net sales down 6.9%

•	Segment profit of $121.2 million, down 9.1% (or up 2.6% excluding the impact of currency movements)

Net Sales - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2014

	Q1	%Chg
Net Sales - FY'14	$563.7
Organic	(38.7)	(6.9)%
Impact of currency	(23.7)	(4.2)%
Net Sales - FY'15	$501.3	(11.1)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2014

	Q1	%Chg
Segment Profit - FY'14	$133.4
Operations	3.4	2.6%
Impact of currency	(15.6)	(11.7)%
Segment Profit - FY'15	$121.2	(9.1)%

Organic net sales decreased 6.9% in the first fiscal quarter versus the prior year due to the timing of holiday shipments, increased promotional spending and retail inventory reductions, primarily in the U.S.
Segment profit in the first fiscal quarter decreased $12.2 million due primarily to the impact of unfavorable movements in currencies. Excluding the impact of the unfavorable movement in currencies, segment profit increased $3.4 million driven by improved product costs resulting from the 2013 restructuring project and lower commodity input prices.

2013 Restructuring Project
Restructuring savings in the first fiscal 2015 quarter increased approximately $26 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margins across both segments and lower overhead expenses. Project-to-date savings total approximately $282 million.
The Company expects savings to exceed $300 million through June 30, 2015. Estimated total project savings are expected to exceed $330 million through fiscal 2016.
Restructuring (pre-tax) related charges were a net credit of $0.3 million for the first fiscal 2015 quarter reflecting the $11.0 million gain on sale of our Asia battery packaging facility less $10.7 million of pre-tax restructuring related charges, including certain information technology enablement costs associated with the restructuring activities.
Total project-to-date costs are approximately $260 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which are considered part of the overall 2013 restructuring project.
The Company expects to incur over $300 million of restructuring (pre-tax) related charges through June 30, 2015. Estimated total project restructuring costs are projected to be $350 million through fiscal 2016, consistent with our prior estimate.

Spin-Off and Spin Restructuring Related Charges
As announced on April 30, 2014, the Company is pursuing a plan to separate the Company’s Household Products and Personal Care segments into two independent, publicly traded companies. The separation is planned as a tax-free spin-off to the Company’s shareholders and is expected to be completed by July 1, 2015. The proposed separation is subject to further due diligence as appropriate and customary conditions, including receipt of regulatory approvals, an opinion of counsel regarding the tax-free nature of the separation, the effectiveness of a Form 10 filing with the Securities and Exchange Commission, and final approval by the Company's Board of Directors.
The Company is incurring incremental costs to evaluate, plan and execute the transaction. In addition, the Company plans to execute certain restructuring initiatives in order to prepare both businesses to operate as stand-alone entities. The spin restructuring initiatives include efforts to:

•	Adapt the global go-to-market footprint to adjust to the future strategies and scale of each stand-alone business;

•	Centralize certain back-office functions to increase efficiencies;

•	Outsource certain non-core transactional activities; and

•	Reduce headcount to optimize the cost structures of each stand-alone business

The spin restructuring initiative savings are targeted to offset incremental costs expected to be incurred to develop the stand-alone organizations.

The Company estimates total spin-off and spin restructuring related costs through June 30, 2015 will be approximately $350 million to $425 million.

•	$200 million to $225 million related to the transaction evaluation, planning and execution

•	$150 million to $200 million related to spin restructuring initiatives.

These estimates are based on currently known facts and may change materially as future operating decisions are made. These estimates do not include costs related to potential debt breakage, potential tax related charges or potential capital expenditures which may be incurred related to the proposed transaction. These additional costs could be significant.
For the quarter ended December 31, 2014 and on a project-to-date basis, the Company incurred $40.8 million and $85.5 million, respectively, in pre-tax spin-off costs that were recorded in SG&A on the Statement of Earnings (Condensed). In addition, $2.8 million was incurred in the current quarter and on a project-to-date basis for spin restructuring related charges that were recorded on a separate line item on the Statement of Earnings (Condensed).

Updated Financial Outlook Assumptions Through June 30, 2015
The Company has updated the below assumptions related to its financial outlook for the first nine months of fiscal 2015. All comparisons are with the nine months ended June 30, 2014, unless otherwise stated.

•	Total Company organic net sales are expected to be flat, consistent with prior estimates

◦	Personal Care organic net sales are expected to increase in the low-single digits

◦	Household Products organic net sales are expected to be down low-single digits

•	Gross margin rates are estimated to increase slightly due to increased restructuring savings

•	A&P as a percent of net sales is expected to increase over 100 basis points, consistent with prior estimates

•	2013 restructuring project savings in excess of $300 million are expected to be realized by June 30, 2015. Estimated total project savings are expected to exceed $330 million through fiscal 2016.

•	Unfavorable movement in foreign currencies is expected to result in a pre-tax profit impact of approximately $60 to $65 million, an increase of $25 million versus our prior estimate.

•
The Company's fiscal 2015 outlook for its Venezuela operations are reflected at the official exchange rate equal to 6.30 per U.S. dollar. A devaluation or change in accounting position could have a material effect on the results of our operations. We have noted the recent public announcements by certain SEC registrants relative to changes made in the accounting for their Venezuela operations, including de-consolidation and translating their results at the SICAD II exchange rate.  We have been and continue to evaluate the appropriate accounting as it relates to our Venezuelan operations, including these options recently announced. Had we concluded that de-consolidation of our Venezuelan operations was appropriate at December 31, 2014, such a conclusion would have resulted in a pre-tax charge in excess of $100 million.  If the Company were to revalue at either the SICAD I or SICAD II rates (as of December 31, 2014), the estimated pre-tax devaluation charge of its net monetary assets as compared to the official exchange rate of 6.30 bolivars to one U.S. dollar would equal approximately $39 million and $71 million, respectively. Although we do not believe a change in the accounting for our Venezuelan operations (including the use of the official exchange rate) is necessary at December 31, 2014, it is reasonably possible we could conclude a change is necessary in the near-term and the impact would be material as discussed above.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first quarter earnings and the updated financial outlook through June 30, 2015. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/64cpw42q/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted net earnings, adjusted net earnings per diluted share, operating results, organic sales, SG&A as a percent of net sales (exclusive of spin costs, restructuring related charges and integration expenses) and other comparison changes, exclude the impact of currency devaluations and other currency movements, the costs associated with restructuring and other initiatives, costs associated with the planned spin-off transaction, costs associated with acquisitions and integration as well as acquisition inventory valuation, adjustments to prior year tax accruals, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding the planned spin-off of the Household Products business, the timing of any such spin-off, the future earnings and performance of Energizer Holdings or any of its businesses, including the Household Products and Personal Care businesses on a standalone basis if the spin-off is completed. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the spin-off of the Household Products business is completed, as expected or at all, and the timing of any such spin-off;

•	Whether the conditions to the spin-off can be satisfied;

•	Whether the operational, marketing and strategic benefits of the spin-off can be achieved;

•	Whether the costs and expenses of the spin-off can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including the planned spin-off of the Household Products business as well as restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of foreign currency exchange rates and currency controls, particularly in Venezuela and Argentina, as well as offsetting hedges;

•	The impact of raw material and other commodity costs;

•	The impact of change in accounting position as it relates to the selection of the applicable Venezuela translation rate;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Costs and reputational damage associated with cyber-attacks or information security breaches;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2014.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2014	2013

Net sales	$1,038.4	$1,113.9
Cost of products sold	549.2	602.1
Gross profit	489.2	511.8

Selling, general and administrative expense	218.3	203.5
Advertising and sales promotion expense	85.1	81.0
Research and development expense	22.0	21.9
Spin restructuring	2.8	—
2013 restructuring	(0.5)	24.4
Interest expense	28.7	31.2
Other financing items, net	(3.4)	(2.0)
Earnings before income taxes	136.2	151.8
Income tax provision	31.1	43.9
Net earnings	$105.1	$107.9

Earnings per share
Basic	$1.70	$1.73
Diluted	$1.69	$1.71

Weighted average shares of common stock - Basic	62.0	62.5
Weighted average shares of common stock - Diluted	62.4	63.1

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2014
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring projects (including spin restructuring and the 2013 restructuring detailed below), acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies an allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

For the quarter ended December 31, 2014, the Company recorded pre-tax income of $0.5 related to its 2013 restructuring, which was driven by the gain on the sale of our Asia battery packaging facility of $11.0 offset by restructuring charges of $10.5, as compared to pre-tax expense of $24.4 in the prior year quarter. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $0.2 for the quarter ended December 31, 2014 and $2.3 for the quarter ended December 31, 2013, associated with certain information technology enablement activities related to the Company's restructuring initiatives were included in Selling, general and administrative (SG&A) on the Statement of Earnings (Condensed).

As announced on April 30, 2014, the Company is pursuing a plan to separate the Household Products and Personal Care divisions into two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.  For the quarter ended December 31, 2014, $40.8 of pre-tax charges were recorded in SG&A on the Statement of Earnings (Condensed). Additionally, the Company recorded $2.8 in pre-tax spin restructuring charges related to the proposed spin-off transaction for the quarter ended December 31, 2014. The spin restructuring charges were reported on a separate line in the Statement of Earnings (Condensed).

In connection with the feminine care acquisition, the Company recorded pre-tax acquisition/integration costs of $4.9 for the quarter ended December 31, 2013. These amounts are not reflected in the Personal Care segment, but rather are presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care acquisition. Such presentation reflects management’s view on how segment results are evaluated.

For the quarter ended December 31, 2013, the Company recorded a pre-tax inventory valuation adjustment of approximately $8 related to the feminine care acquisition representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. Approximately $6.4 of this amount was recorded within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition for the quarter ended December 31, 2013. The remaining amount of the inventory valuation adjustment was recorded to Cost of products sold during the second fiscal quarter of 2014, upon the subsequent sale of the remaining inventory. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care acquisition. Such presentation reflects management’s view on how segment results are evaluated.

Segment sales and profitability for the quarter ended December 31, 2014 and 2013, respectively, are presented below.

	Unaudited
	Quarter Ended December 31,
Net Sales	2014	2013
Personal Care	$537.1	$550.2
Household Products	501.3	563.7
Total net sales	$1,038.4	$1,113.9

Personal Care	$116.2	$130.3
Household Products	121.2	133.4
Total segment profit	237.4	263.7
General corporate and other expenses	(28.5)	(40.2)
2013 restructuring (1)	0.3	(26.7)
Spin restructuring	(2.8)	—
Spin costs	(40.8)	—
Feminine care acquisition/integration costs	—	(4.9)
Acquisition inventory valuation	—	(6.4)
Amortization of intangibles	(4.1)	(4.5)
Interest and other financing items	(25.3)	(29.2)
Total earnings before income taxes	$136.2	$151.8
(1) Includes pre-tax costs of $0.2 for the quarter ended December 31, 2014 and $2.3 for the quarter ended December 31, 2013, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended December 31,
Net Sales	2014	2013	% Change
Wet Shave	$342.5	$365.2	(6.2)%
Alkaline batteries	327.9	365.6	(10.3)%
Other batteries and lighting products	173.4	198.1	(12.5)%
Feminine Care	95.8	80.9	18.4%
Skin Care	54.3	56.2	(3.4)%
Infant Care	30.9	35.3	(12.5)%
Other personal care products	13.6	12.6	7.9%
Total net sales	$1,038.4	$1,113.9	(6.8)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at December 31, 2014 as compared to September 30, 2014.

Working Capital Metrics (Unaudited)	Q1
($ in millions)	FY '15	Days	FY '14	Days

Receivables, as reported	$479.2		$481.1
Less: Trade allowance in accrued liabilities	(89.8)		(94.6)
Receivables, adjusted (1)	389.4	32.5	386.5	31.7

Inventories	625.3	101.0	617.4	97.5

Accounts Payable	350.7	56.7	337.5	53.3

Average Working Capital, net (2)(4)	$664.0		$666.4

Average Working Capital as % of Net Sales (3)	15.2%		15.0%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of December 31, 2014 and September 30, 2014, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Working Capital is defined as Receivables (less trade allowance in accrued liabilities), plus Inventories less Accounts Payable.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2014.